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                                                                  EXHIBIT 23.2
                        Independent Auditors Consent

The Board of Directors and Stockholders
The Bureau of National Affairs, Inc.:

     We consent to the use of our report dated February 27, 2002 with respect to the consolidated balance sheets of The Bureau of National Affairs, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows and the financial statement schedule for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference.

     We also consent to the use of our report dated March 1, 2002 with respect to the statements of net assets available for benefits of The BNA 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2001, and the supplemental schedule of assets held for investment purposes as of December 31, 2001, incorporated herein by reference.


                              KPMG LLP

Washington, D.C.
May 1, 2002